                                                                      Exhibit 11



                                  SRS LABS, INC
                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                                Three Months      Nine Months
                                                                   Ended            Ended
                                                               Sept. 30, 1996   Sept. 30, 1996
                                                               --------------   --------------
Common Shares and common share equivalents:

Number of shares outstanding at beginning of period               6,361,096        5,999,032

Weighted average common shares issued from the exercise
   of stock options                                                      --          341,949

Weighted average common shares issued in conjunction
   with the initial public offering                               1,810,817          603,626

Shares issuable upon the exercise of common stock
   options net of shares assumed to be repurchased
   from proceeds obtained therefrom                               1,399,882        1,399,882
                                                                 ----------       ----------

Weighted average common and common equivalent
   shares at end of period                                        9,571,795        8,344,489
                                                                 ==========       ==========

Net income for primary net income per share                      $  632,609       $1,139,857

Primary net income per common and common equivalent shares       $     0.07       $     0.14
                                                                 ==========       ==========